Exhibit 6.14

Emerald Health Pharmaceuticals Inc.

June 15, 2020 (“Effective Date”)

William Dreyer, BS, MBA

12601 Jane Denny Lane

Sappington, MO 63128

Re: Engagement as Consultant by Emerald Health Pharmaceuticals Inc.

Dear Bill:

We are pleased to confirm our desire to engage you as a consultant (the “Consultant”) to Emerald Health Pharmaceuticals Inc. (the “Company”) for the purpose of rendering the services listed in Exhibit A, together with any other services reasonably requested by the Company and agreeable to you (collectively, the “Services”). The scope of the Services may be expanded from time to time upon the written agreement of you and the Company.

You shall perform the Services at such times and from such locations as you may choose. You shall perform the Services using your own tools and equipment. You are free to pursue other employment, other consulting engagements or other endeavors during the engagement. During the engagement, you shall coordinate your activities with whomever the Company designates.

You shall operate at all times as an independent contractor of the Company, and in no way shall you be considered an employee of the Company. You may not act for the Company as its agent or make commitments on behalf of the Company. The Company shall not withhold any payroll or income taxes on amounts paid to you and you hereby acknowledge that you are solely responsible for the payment of any and all taxes or assessments imposed on account of payment of compensation by the Company to you. Because the Company’s engagement of you as consultant is based on your skills and reputation, none of your rights or obligations hereunder may be transferred, delegated or subcontracted without the Company’s prior written consent.

In full consideration of you providing or being available to provide the Services hereunder, you shall receive the fees set forth in Exhibit A in accordance with the payment schedule set forth therein.

Except as set forth in Exhibit A, you shall not be entitled to any direct or indirect compensation for Services performed, and you hereby acknowledge that as an independent contractor you have no right to employee benefits and you hereby waive all rights to participate in any employee benefit plans of the Company.

This engagement is effective as of the Effective Date set forth above and shall terminate on completion of the Services as provided in Exhibit A, unless terminated earlier as set forth below.

Either you or the Company may terminate the engagement at any time, with or without cause, upon notice to the other. Upon termination of the engagement, you agree to immediately deliver to the Company all documents containing Proprietary Information (as defined below) or Work Product (as defined below).

You understand that the Company has spent significant time, effort, and money to develop and acquire information which the Company views as confidential and proprietary (“Proprietary Information”), which the Company considers vital to its business and goodwill. You agree that “Proprietary Information” shall include, but not be limited to, all information and any ideas in whatever form disclosed to or learned or developed by you during the engagement that pertains in any manner to the Company’s business (including the scope and subject matter of the Services and the Company’s plan of research and development), other than: (i) information that is or becomes publicly known through lawful means; (ii) information that was rightfully in your possession or part of your general knowledge prior to the engagement; or (iii) information that is disclosed to you without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company. You understand that Proprietary Information will be communicated to or acquired by you during the course of the engagement, and that the Company wishes to engage you as a consultant only if, in doing so, it can protect its Proprietary Information and goodwill. Therefore, you agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information that you may have access to during the course of the engagement and you agree not to disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use any such Proprietary Information except during the engagement to the extent necessary to render the Services. It is further understood that said Proprietary Information shall remain the sole property of the Company. Your obligations with respect to Proprietary Information hereunder shall survive the expiration or termination of the engagement.

During the engagement, you agree not to disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. By your signature below, you represent and warrant that you have returned all property and confidential information belonging to all prior employers, clients, individuals and entities who have provided such property and confidential information to you, if any, as required by such prior employers, clients, individuals and entities. By your signature below, you further represent and warrant that your performance of the Services will not breach any agreement to keep in confidence proprietary information acquired by you in confidence or in trust prior to your engagement by the Company. By your signature you confirm that you have not entered into, and will not enter into, any oral or written agreement in conflict with this letter.

You also agree that in order for the Company to take full advantage of the benefits of the Services, the Company shall own all rights to the work product that results from the Services rendered during the engagement (“Work Product”). You agree that “Work Product” shall include, but not be limited to, any and all ideas, processes, original works of authorship, trademarks, service marks, inventions, technology, designs, formulas and discoveries that are conceived, developed, or reduced to practice by you during the engagement and which relate at the time of conception, development or reduction to practice to the Company’s business or the actual or demonstrably anticipated research or development of the Company, or which result from any Services performed by you during the engagement. You agree to and hereby assign to the Company, without further consideration, your entire right, title, and interest in and to all Work Product, which shall be the sole property of the Company, and you agree to assist the Company (at its expense) in obtaining all applicable registrations thereon by executing all documents and doing all other things necessary or proper to obtain applicable registrations thereon and to vest the Company with full title thereto. Your obligations with respect to Work Product hereunder shall survive the expiration or termination of the engagement.

You agree that in the event of any breach or threatened breach of any of your obligations with respect to Proprietary Information or Work Product, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, you agree that the Company shall be entitled to injunctive relief against you in the event of any breach or threatened breach of any such provisions by you, without the necessity of proving actual damages or posting any bond, in addition to any other relief (including damages) available to the Company.

During the term of this engagement, you have a duty of loyalty and a fiduciary responsibility to the Company. You agree not to, directly or indirectly, whether as a partner, employee, creditor, stockholder, or otherwise, promote, participate, or engage in any activity or other business which is directly competitive to the current operations of the Company or the currently contemplated future operations of the Company. Your obligation not to compete with the Company shall not prohibit you from owning or purchasing not more than a five percent (5%) beneficial interest in any securities that are regularly traded on a recognized stock exchange or in the over-the-counter market subject to relevant securities laws. To the fullest extent permitted by law, upon the termination of this engagement for any reason, you shall not use any of the Proprietary Information to directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business, wherever located, that is in direct competition with the business of the Company. Should any portion of this paragraph be deemed unenforceable because of the scope, duration or territory encompassed by your undertakings hereunder, and only in such event, then both parties consent and agree to such limitation on scope, duration or territory as may be finally adjudicated as enforceable by a court of competent jurisdiction after the exhaustion of all appeals.

This letter sets forth our entire agreement with respect to your engagement as consultant, and all of our prior discussions regarding the engagement are superseded by this letter. None of the terms set forth herein may be amended except by an instrument in writing, signed by you and by a duly authorized representative of the Company. If any term of this letter or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be unenforceable, such term shall be enforced to the greatest extent (but to no greater extent) in time, area and degree of participation as is permitted by the law of that jurisdiction and the remaining terms as applied to other persons, places, and circumstances shall remain in full force and effect. The terms of the engagement shall be governed by and construed in accordance with the law of the State of California without regard to any conflicts or choice of law provisions which would result in the application of the laws of any other jurisdiction to our respective rights and duties. The state and federal courts located in San Diego County in the State of California shall have exclusive jurisdiction over and shall be the exclusive venue for the resolution of all disputes, claims, suits or actions arising out of or in connection with the engagement.

If the terms of this engagement are acceptable to you, please indicate so by signing where indicated below and returning this letter to me. We look forward to working with you and enjoying a mutually beneficial relationship in the future.

Sincerely,

Emerald Health Pharmaceuticals Inc.

/s/ Jim DeMesa
Jim DeMesa, MD, MBA
President & Chief Executive Officer

AGREED AND ACCEPTED:

/s/ William Dreyer
William Dreyer, BS, MBA

SIGNATURE PAGE TO INDEPENDENT CONTRACTOR SERVICES AGREEMENT

EXHIBIT A

Services and Compensation

Description of Services:

1.	Preparation of a Position Paper: a document that provides guidance to the EHP team related to key strategic objectives, decision-making processes, organizational relationships, corporate branding and team performance.

2.	Business development: introductions and communications with pharmaceutical and biotechnology companies for the purpose of potential collaboration, partnership, or investment.

The Consultant will assist and work with the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in performing the Services. The Consultant will use his best efforts to promote the interests of the Company, and will carry out his Services honestly, in good faith and in the best interests of the Company. The Consultant agrees that he will from time to time during the term of this engagement or any extension thereof, keep the Company advised as to the Consultant’s progress in performing the Services hereunder and that the Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Consultant’s Services.

Compensation:

In lieu of cash compensation, upon approval of the Board of Directors, the Company will grant to the consultant 15,000 shares of the Company’s Restricted Stock, which are defined in the Emerald Health Pharmaceuticals 2018 Equity Plan (as Amended) as follows:

“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

Expenses:

The Company will reimburse Contractor any expenses incurred in the performance of the Services, on behalf of the Company provided such expenses are approved in advance by the CFO of the Company.

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